Exhibit 10.7

MEMORANDUM

TO:	C Hutt, T Thompson

FROM:	Jim Gillen

DATE:	August 10, 2009

RE:	Bonus Discussion

Per our discussion last week, Chuck’s bonus which is based on the net gain on loan sales will be calculated as follows:

1.	Once the 2009 gain on loan sales reaches $434,000 a bonus of $34,000 is guaranteed to be paid out at year end. If the aggregate gain on loan sales does not reach $434,000 in calendar 2009, no bonus will be paid out in 2009. Once the $34,000 bonus is guaranteed, this is the minimum bonus that will be paid regardless of the payout amount listed below in the payout table. For Example, if total gains on loan sales total $550,000 for calendar year 2009, the corresponding payout is listed at $27,500. However, since this amount exceeds the trigger amount of $434,000, the guaranteed payout of $34,000 remains.

2.	Chuck’s year-end bonus may exceed $34,000 if, in accordance with the bonus table below, gain on loan sales reach $700,000 for calendar 2009. You can see below the corresponding payout for $700,000 gain on loan sales is $35,000, thus greater than the above referenced $34,000.

3.	At Chuck’s discretion he may carve out various bonus amounts for the benefit of other department employees. Should Chuck distribute part of this bonus to Ralph Cirino, he will be “reimbursed” up to a maximum of $2,500. Since it was agreed that the Cirino bonus will not decrease the bonus allocated to Chuck.

Aggregate Gain on Sales	Payout Rate	Payout

$300,000.00	4%	$12,000.00
$350,000.00	4%	$14,000.00
$400,000.00	4%	$16,000.00
$450,000.00	4%	$18000.00
$500,000.00	4%	$20,000.00
$550,000.00	5%	$27,500.00
$600,000.00	5%	$30,000.00
$650,000.00	5%	$32,500.00
$700,000.00	5%	$35,000.00
$750,000.00	5%	$37,500.00
$800,000.00	5%	$40,000.00
$850,000.00	5%	$42,500.00
$900,000.00	5%	$45,000.00
$950,000.00	5%	$47,500.00
$1,000,000.00	5.5%	$55,000.00
$1,100,000.00	5.5%	$60,500.00
$1,200,000.00	5.5%	$66,000.00

Memorandum

RE: Bonus Discussion

Example 1: Assumes $700,000. in annual gain on loan sales and that Ralph Cirino is given a $2,500 bonus.

2009 Aggregate Gain on Loan Sales	Bonus Amount	Amt. Paid R. Cirino	Amt. Paid To C.Hutt	Bonus Add-back	Hutt-Final Bonus
$700,000	$35,000	$2,500	$32,500	$2,500	$35,000

Example 2: Assumes $700,000. in annual gain on loan sales and that Ralph Cirino is not given a bonus.

2009 Aggregate Gain on Loan Sales	Bonus Amount	Amt. Paid R. Cirino	Amt. Paid To C.Hutt	Bonus Add-back	Hutt-Final Bonus
$700,000	$35,000	$0	$35,000	$0	$35,000

Example 3: Assumes $800,000 in annual gain on loan sales, and that Ralph Cirino is given a $2,500 bonus.

2009 Aggregate Gain on Loan Sales	Bonus Amount	Amt. Paid R. Cirino	Amt. Paid To C.Hutt	Bonus Add-back	Hutt-Final Bonus
$800,000	$40,000	$2,500	$37,500	$2,500	$40,000

Example 4. : Assumes $800,000 in annual gain on loan sales, and that Ralph Cirino is not given a bonus.

2009 Aggregate Gain on Loan Sales	Bonus Amount	Amt. Paid R. Cirino	Amt. Paid To C.Hutt	Bonus Add-back	Hutt-Final Bonus
$800,000	$40,000	$0	$40,000	$0	$40,000

The trigger amount of $434,000 and guaranteed payout of $34,000 noted in this memorandum apply only to calendar year 2009. If any outstanding questions remain, please don’t hesitate to contact me.